Exhibit 10.2

AMENDMENT TO

REGULATORY SETTLEMENT AGREEMENT

On November 18, 2004, four substantially identical regulatory settlement agreements (each an “RSA”) were entered into among Provident Life and Accident Insurance Company and Provident Life and Casualty Insurance Company (“Provident”), The Paul Revere Life Insurance Company (“Revere), Unum Life Insurance Company of America (“Unum”) (the “Companies”) and First Unum Life Insurance Company (“First Unum”), their domestic insurance regulator (the “Lead Regulator”), the domestic insurance regulators of the other Companies (the “Lead Regulators”), the United States Department of Labor (“DOL”), and the chief insurance regulators of forty-five other states and the District of Columbia (the “Participating Regulators”). The definitions and terms used in the RSA are applicable to this Amendment, which is deemed to be an amendment to each RSA.

WHEREAS, the Companies and First Unum have given due consideration to the Lead Regulators’ requests that they provide notice to certain claimants eligible to participate in the RSA Claim Reassessment Process who are not currently entitled to notice of their eligibility under the terms of the RSA, which does not presently provide for written notice to eligible claimants whose claims were denied or terminated during the period from January 1, 1997 through December 31, 1999, and have considered certain other related matters;

WHEREAS, the Companies believe that the categories of eligible claimants who are not currently entitled to notice and should be reconsidered and provided notice of their eligibility are those claimants whose disability policies were written by Provident and Revere, since Unum Corporation, the parent of Unum and First Unum, did not merge with Provident Companies, Inc. until June 30, 1999, and claim handling practices were not generally made uniform throughout the merged company until after January 1, 2000. January 1, 2000 is the beginning date for eligible claimants who are entitled to receive notice under the terms of the RSA;

WHEREAS, the Companies also propose to inform claimants in writing of the circumstances under which they are entitled, as a result of the terms of the RSA, to an independent medical examination as part of the review of their claim;

WHEREAS, the Companies confirm the weight that it provides in handling disability claims to the opinion of an attending physician; and

NOW, THEREFORE, pursuant to the amending provision of each RSA, each of Provident, Revere, Unum and First Unum, their Lead Regulator, the Lead Regulators and the DOL hereby agree as follows:

1.	Section B.2.b of the RSA is amended to provide for the mailing of a notice substantially in the form of that set forth in Exhibit 1, Attachment A-1 or Attachment A-2, as appropriate, to claimants referred to in Section B.2.b.2 of the RSA whose claims were made under disability insurance policies written by Provident or Revere; provided, however, this notice provision shall not apply to any state that has not joined the RSA and that has a separate settlement agreement with the Companies addressing the notice issue for claimants in that state. The notice provided for in this paragraph shall be modified in content to reflect any provisions of the RSA applicable to Requesting Claimants, including the fact that the claims of those requesting reassessment, shall be reviewed after substantial completion of the reassessment of Specified Claimants. Such notices shall be mailed no later than March 1, 2006. The use of the term Requesting Claimants above shall not imply any diminution in the Companies’ obligation to provide the notice to claimants required hereunder.

2.	Section B.2.b.4 of the RSA is amended to read as follows:

“The Company commits to use its best efforts to complete the Claim Reassessment Process by December 31, 2006, (except for the reassessment of Requesting Claimants which shall be completed by June 30, 2007), although, for good cause shown, the Lead Regulators and the DOL may agree to extend either of the foregoing dates.”

3.	Exhibit 1 of the RSA in Section II. f. the second sentence shall be deleted and the following sentence is substituted therefor:

“Claimants who come within the definition of Requesting Claimants must comply with the response period to a notice received pursuant to this Agreement or, if no notice is provided, make a request to the Company no later than June 30, 2006.”

4.	Exhibit 6 of the RSA is amended to add Section D to read as follows:

“As part of advising a claimant how to submit a claim or early in the process of reviewing an open claim and, in any event, prior to any decision being made to deny a recently submitted claim or to close an open claim, claimants shall be informed in writing that it is their right or the right of their attending physician (either directly or through the claimant’s representative) to request an IME of their medical condition, unless the decision is made to pay or continue to pay the claim.”

5.	Section B.3.c.(i) shall be amended by adding the following factor to others relating to increased focus on policies relating to medical evidence:

“Giving significant weight to an attending physician’s (“AP”) opinion, if the AP is properly licensed and the claimed medical condition falls within the AP’s customary area of practice, unless the AP’s opinion is not well supported by medically acceptable clinical or diagnostic standards and is inconsistent with other substantial evidence in the record. In order for an AP’s opinion to be rejected, the claim file must include specific reasons why the opinion is not well supported by medically acceptable clinical or diagnostic standards and is inconsistent with other substantial evidence in the record.”

6.	This Amendment to each RSA is effective as of October 3, 2005.

Authorizing Signatures for Provident RSA

Provident Life and Accident Insurance Company	Provident Life and Casualty Insurance Company

By:	By:
Thomas R. Watjen	Thomas R. Watjen
President and Chief Executive Officer	President and Chief Executive Officer

October 3, 2005	October 3, 2005

Authorizing Signature for Revere RSA

The Paul Revere Life Insurance Company

By:
Thomas R. Watjen
President and Chief Executive Officer

October 3, 2005

Authorizing Signature for Unum RSA

Unum Life Insurance Company of America

By:
Thomas R. Watjen
President and Chief Executive Officer

October 3, 2005

Authorizing Signature for First Unum RSA

First Unum Life Insurance Company

By:
Thomas R. Watjen
President and Chief Executive Officer

October 3, 2005

Authorizing Signatures for the Lead Regulator for each of Provident, Revere, Unum and First Unum RSA’s, respectively

Maine Bureau of Insurance	Massachusetts Division of Insurance

By:	By:
Alessandro A. Iuppa,	Julianne M. Bowler,
Superintendent	Commissioner

October , 2005	October , 2005

Tennessee Department of Commerce and Insurance	New York Department of Insurance

By:	By:
Paula A. Flowers	Howard D. Mills
Commissioner	Superintendent

October , 2005	October , 2005

Authorizing Signatures for Lead Regulators for each of the Provident, Revere, Unum and First Unum RSA’s, respectively and as applicable

Maine Bureau of Insurance	Massachusetts Division of Insurance

By:	By:
Alessandro A. Iuppa	Julianne M. Bowler
Superintendent	Commissioner

October , 2005	October , 2005

Tennessee Department of Commerce and Insurance

By:
Paula A. Flowers
Commissioner

October , 2005

Authorizing Signature for the United States Department of Labor

Elaine L. Chao

Secretary of Labor

Ann L. Combs

Assistant Secretary

Employee Benefits Security Administration

By:
James M. Benages
Regional Director
Employee Benefits Security Administration

October , 2005

Post Office Address:

U. S. Department of Labor

Employee Benefits Security Administration

JFK Federal Building, Room 575

Boston, MA 02203

TEL: 617-565-9600

FAX: 617-565-9666